UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 21, 2004

                  CareDecision Corporation. (OTCBB: CDED)
            (Exact name of Registrant as specified in charter)


          Nevada                 000-33187            91-2105842
(State or other jurisdiction    (Commission        (I.R.S. Employer
     of incorporation)          File Number)        Identification)

2660 Townsgate Road, Suite 300, Westlake Village, CA      91361
     (Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code:   (805) 446-1973


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ITEM 9. REGULATION FD DISCLOSURE

CareDecision Corporation (the "Company") [OTCBB: CDED] reported on January 21, 2004 that the Company has received several unsolicited offers for the acquisition of, or rights to, our e-health technologies, software applications and other medically related intellectual properties that are not part of the Company's current core businesses. The offers for our three major medical IT properties, if taken at their highest values, would aggregate in excess of $6 million. In addition to the current bids under review, the Company has also been notified that additional proposed transactions may be forthcoming.

It is the belief of the Company's Board of Directors that the current bids, do not accurately reflect the present value of these properties. The turn-around in the e-health sector, coupled with a recent announcement by a large health insurer regarding a large-scale implementation of e-health PDA based technologies, and the Company's multiple patents pending, have led the Board to conclude that these properties would be more accurately valued in excess of $10 million. Thus, we have asked the Chairman of the Board to seek the services of an investment banker to help the Company maximize the prospective highest sale value of these properties.


Date: January 29, 2004.
      -----------------


CareDecision Corporation


/s/ Keith Berman
----------------
Keith Berman, CFO


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